As filed with the Securities and Exchange Commission on September 12, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLEETWOOD ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	95-1948322
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3125 Myers Street
Riverside, California 92503
(951) 351-3500
(Address of Principal Executive Offices)

FLEETWOOD ENTERPRISES, INC. 2007 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Leonard J. McGill, Esq.

Senior Vice President and General Counsel

Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, California 92503

(951) 351-3500

Copies to:

Mark W. Shurtleff, Esq.

James J. Moloney, Esq.

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, California 92612

(949) 451-3800

(Name, address and telephone number including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	5,882,006	$9.08	$53,408,614	$1,639.64

(1)

Each share of Fleetwood Enterprise, Inc. common stock includes a right to purchase one one-hundredth of a share of the Fleetwood’s Series A Junior Participating Preferred Stock.  Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional shares of Common Stock that become available under the Plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Calculated solely for the purpose of determining the registration fee.  The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 based upon the average high and low prices for Fleetwood’s common stock on September 7, 2007.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Fleetwood Enterprises, Inc. (the “Company” or the “Registrant”), relating to 5,882,006 shares of the Registrant’s Common Stock, par value $1.00 per share (the “Common Stock”), which may be issued pursuant to awards under the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission, referred to herein as the Commission, are incorporated herein by reference into this Registration Statement and made a part hereof:

(1)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2007, as filed with the Commission on July 12, 2007;

(2)                                  The Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 29, 2007, as filed with the Securities and Exchange Commission on September 6, 2007;

(3)                                  The Company’s Current Reports on Form 8-K, as filed with the Securities and Exchange Commission on May 15, 2007, May 31, 2007 and July 20, 2007;

(4)                                  The description of the Company’s Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on January 17, 2003, including any amendments or reports filed for the purpose of updating such description;

(5)                                  The description of the Company’s preferred stock purchase rights contained in its Registration Statement Form 8-A 12B/A filed with the Commission on January 21, 2003, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation.  Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to reasonably believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the

Company against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liabilities under Section 145.

The Company’s Restated Certificate of Incorporation, as amended, provides that a director of the Company shall, to the fullest extent permitted by law, not be liable to the Company or its stockholders for monetary damages for a breach of a fiduciary duty as a director.  The Company’s Restated Bylaws, as amended, provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Bylaws authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve.  The Bylaws also authorize the Company to purchase and maintain insurance on behalf of a director, officer, employee, agent of the Company or a person acting at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

In addition to the indemnification provisions in the Company’s Bylaws, the Company has entered into indemnity agreements with individuals serving as officers of the corporation.  Therein, the Company has agreed to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer.  The Company has agreed to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds.  the Company has also agreed that if it shall not pay within a set period of time after written claim, the officer may bring suit against the Company and shall be entitled to be paid for prosecuting such claim.  The Company has not agreed to pay fines or fees imposed by law or payments which it is prohibited by applicable law from paying as indemnity and has not agreed to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1*	Restated Certificate of Incorporation [Incorporated by reference to Fleetwood’s 10-K Annual Report for the year ended April 29, 2007]

4.2*	Amendment of Restated Certificate of Incorporation [Incorporated by reference to Fleetwood’s 10-K Annual Report for the year ended April 29, 2007]

4.3*	Amendment to Restated Certificate of Incorporation, as amended [Incorporated by reference to Fleetwood’s 10-K Annual Report for the year ended April 29, 2007]

4.4*	Restated Bylaws of Fleetwood. [Incorporated by reference to Fleetwood’s Report on Form 8-K filed March 20, 2006.]

4.5	Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page).

* Incorporated herein by reference.

Item 9. Undertakings.

A.                                   The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 11th day of September, 2007.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ BOYD R. PLOWMAN
Boyd R. Plowman
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas B. Pitcher and Leonard J. McGill and each of them, acting individually and without the other, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS B. PITCHER	Chairman of the Board	September 11, 2007
Thomas B. Pitcher

/s/ ELDEN L. SMITH	President, Chief Executive Officer	September 11, 2007
Elden L. Smith	and Director (Principal Executive Officer)

/s/ BOYD R. PLOWMAN	Executive Vice President, Chief	September 11, 2007
Boyd R. Plowman	Financial Officer and Assistance Secretary (Principal Financial Officer)

/s/ ANDREW M. GRIFFITHS	Senior Vice President and Chief	September 11, 2007
Andrew M. Griffiths	Accounting Officer (Principal Accounting Officer)

/s/ PAUL D. BORGHESANI	Director	September 11, 2007
Paul D. Borghesani

/s/ LOREN K. CARROLL	Director	September 11, 2007
Loren K. Carroll

/s/ MARGARET S. DANO	Director	September 11, 2007
Margaret S. Dano

/s/ JAMES L. DOTI	Director	September 11, 2007
James L. Doti

/s/ DAVID S. ENGELMAN	Director	September 11, 2007
David S. Engelman

/s/ J. MICHAEL HAGAN	Director	September 11, 2007
J. Michael Hagan

/s/ DOUGLAS M. LAWSON	Director	September 11, 2007
Douglas M. Lawson

/s/ JOHN T. MONTFORD	Director	September 11, 2007
John T. Montford

/s/ DANIEL D. VILLANUEVA		September 11, 2007
Daniel D. Villanueva	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Restated Certificate of Incorporation [Incorporated by reference to Fleetwood’s 10-K Annual Report for the year ended April 29, 2007]

4.2*	Amendment of Restated Certificate of Incorporation [Incorporated by reference to Fleetwood’s 10-K Annual Report for the year ended April 29, 2007]

4.3*	Amendment to Restated Certificate of Incorporation, as amended [Incorporated by reference to Fleetwood’s 10-K Annual Report for the year ended April 29, 2007]

4.4*	Restated Bylaws of Fleetwood. [Incorporated by reference to Fleetwood’s Report on Form 8-K filed March 20, 2006.]

4.5	Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page).

* Incorporated herein by reference.